ML CAPITAL GROUP, INC.
STATEMENTS OF CASH FLOW
FOR THE FIVE MONTHS ENDED MAY 31,201 1 AND 2010
AND FROM DATE OF INCEPTION (SEPTEMBER 17,2009) TO MAY 31,201 1


(UNAUDITED)

May 31,
2011 May 31, 2010
From Date of
Inception
(September
17, 2009) to
Mav 31. 201 1
Net Income (Loss)
Adjustments to reconcile net income to net cash
provided by (used by) operating activities:
Officers' compensation for stock
Stock for outside services
Increase (decrease) in accounts payable
$ (14,884)
4,800
1,450
8,000
$ (718)
-
Net cash provided by (used in) operating activities (634) (718) (1,352) Cash flows from investing activities
No investing activities
Net cash provided by (used in) investing activities -
Cash flows from financing activities
Cash for stock
Stock cancelled, cash returned
Due to Stockholders
1,250
(1,000)
24
12,925
470
14,175
(1,000)
494
Net cash provided by (used in) financing activities 274 13,395 13,669 Net increase (decrease) in cash and cash equivalents (360) 12,677 12,317 Cash and cash equivalents at beginning of year 12,677
Cash and cash equivalents at end of year $ 12,317 $ 12.677 $ 12,317

Supplemental And Non-Cash Information

Cash payments
Interest expense
Income taxes

Non-cash items
Officers' compensation for stock
Outside services for stock

Total non-cash items

The accompanying notes are an integral part of these unaudited financial statements.